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                                                                   Exhibit  23.4


                              Consent of KPMG LLP



                 CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement of Corel Corporation to be filed on or about February 14, 2001 and related Prospectus of Corel of our report dated January 16, 1998, except as to Note 12, which is at February 23, 1998, with respect to the Corel Corporation consolidated statements of operations and retained earnings (deficit) and cash flows for the year ended November 30, 1997. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement and Prospectus.



/s/ KPMG LLP

Chartered Accountants

Ottawa, Canada

February 21, 2001